Exhibit 99.1

VAALCO Energy, Inc.

4600 Post Oak Place, Suite 309

Houston, Texas 77027

Tel: (713) 623-0801

Fax: (713) 623-0982

VAALCO Energy Announces Amex Listing

HOUSTON - (PR Newswire) – July 15, 2004 – VAALCO Energy, Inc. (VEIX –OTC), (the “Company”), a fast growing exploration and production company operating internationally, announced today that it has been approved for listing on the American Stock Exchange (Amex). The stock is expected to begin trading on the American Stock Exchange on July 21, 2004 under the symbol EGY (for “Energy”). The Company’s specialist is expected to be the Kellogg Capital Group. The last day for trading of the Company’s stock on the OTC will be July 20, 2004.

The Amex approval is contingent upon the Company being in compliance with all applicable listing standards on the date it begins trading on the Exchange, and may be rescinded if the Company is not in compliance with such standards. The Company believes it is in compliance as of the date of this release.

“We are excited to join the group of emerging growth companies on the American Stock Exchange,” stated Robert Gerry, Chairman and CEO of the Company. “We anticipate that the listing will increase our visibility and investor base and make it easier for investors to purchase or recommend the purchase of our common stock.”

VAALCO operates the Etame Block offshore Gabon, West Africa, where it has been producing approximately 14,500 to 15,000 barrels per day from the Etame field since placing the field online in September of 2002. The field is currently undergoing expansion with the drilling of the Etame 5H well, scheduled to come on stream in the next few weeks. The Etame 5H well should increase production from the field to in excess of 20,000 barrels oil per day. The Company also has two new discoveries that it has made on the Etame block this year (the Ebouri and Avouma discoveries). The Company is aggressively progressing development studies for these discoveries, in order to submit development plans for each to the Gabonese government for approval.

This press release includes “forward-looking statements” as defined by the U.S. securities laws. Forward-looking statements are those concerning VAALCO’s plans, expectations, and objectives for future drilling, completion and other operations and activities. All statements included in this press release that address activities, events or developments that VAALCO expects, believes or anticipates will or may occur in the future are forward-looking statements. These statements include future production rates, completion and production timetables and costs to complete well. These statements are based on assumptions made by VAALCO based on its experience perception of historical trends, current conditions, expected future developments and other factors it believes are appropriate in the circumstances. Such statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond VAALCO’s control. These risks include, but are not limited to, inflation, lack of availability goods, services and capital, environmental risks, drilling risks, foreign operational risks and regulatory changes. Investors are cautioned that forward-looking statements are not guarantees of future performance and that actual results or developments may differ materially from those projected in the forward-looking statements. These risks are further described in VAALCO’s annual report on form 10K/SB for the year ended December 31, 2003 and other reports filed with the SEC which can be reviewed at www.sec.gov, or which can be received by contacting VAALCO at 4600 Post Oak Place, Suite 309, Houston, Texas 77027, (713) 623-0801.

For further information contact:

W. Russell Scheirman

713-623-0801